UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2024

FARMLAND PARTNERS INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-36405 (Commission File Number)	46-3769850 (IRS Employer Identification No.)

4600 S. Syracuse Street, Suite 1450 Denver, Colorado (Address of principal executive offices)	80237 (Zip Code)

Registrant’s telephone number, including area code: (720) 452-3100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FPI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2024, the Board of Directors (the “Board”) of Farmland Partners Inc. (the “Company”) increased the size of the Board from five directors to six directors, and appointed Bruce J. Sherrick as an independent director, effective immediately, to fill the vacancy created by the increase in the number of directors. Dr. Sherrick will serve until the Company’s 2025 annual meeting of stockholders or until his successor is duly elected and qualifies.

The Board affirmatively determined that Dr. Sherrick is an independent director within the meaning of the New York Stock Exchange listing standards. Dr. Sherrick has not been named to any Board committees at this time.

Dr. Sherrick has held the Marjorie and Jerry Fruin Professorship at the University of Illinois since 2013 and has served as the Director of the TIAA-CREF Center for Farmland Research at the university’s Department of Agricultural and Consumer Economics since 2014. Since 2002, Dr. Sherrick has served as a Managing Partner of Integrated Financial Analytics & Research (iFAR), a consulting firm that specializes in credit risk assessment and modeling of agricultural finance institutions. Throughout his career, Dr. Sherrick has been active in the farmland investment community and currently manages webinars and reporting related to the NCREIF Farmland Data Set, a compilation of data that track the investment performance of farmland properties. He also oversees the annual Farmland Values and Lease Trends project for the Illinois Society of Professional Farm Managers and Rural Appraisers. Dr. Sherrick has served as a director of Peoples Company, a farm brokerage company, since 2024, a director of Leading Harvest, an agriculture sustainability company, since 2019 and a director of Twin Cedars Bank, an Iowa financial institution that specializes in agricultural finance, since 2021. Further, Dr. Sherrick served as a director and audit committee member of Farmer Mac (NYSE: AGM), an agricultural credit provider, from 2012 to 2021. Dr. Sherrick also serves as a Senior Advisor for Equilibrium Capital, a sustainability-driven asset management firm, and is on the advisory board of Promised Land Opportunity Zone (the “OZ Fund”), a private investment fund focused on acquiring and improving farmland in certain qualified opportunity zones within the United States. Dr. Sherrick graduated from The Ohio State University with a Bachelor of Science and a Ph.D., with a focus on finance, economics, and agriculture.

Dr. Sherrick’s compensation as a director will be consistent with the compensation policies applicable to the Company’s other non-employee directors. The Company has entered into an indemnification agreement with Dr. Sherrick in connection with his appointment to the Board, which is in substantially the same form as that entered into with the executive officers and other directors of the Company. The Company owns a 9.97% interest in, and party to long-term management agreements with, the OZ Fund, for which Dr. Sherrick serves on the advisory board. For information about the Company’s relationship with the OZ Fund, see Notes 1 and 4 to the Company’s audited financial statements as of and for the year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Otherwise, neither Dr. Sherrick nor any member of his immediate family has or had a direct or indirect interest in any transaction in which the Company or any of its subsidiaries is or was a participant that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On July 29, 2024, the Company issued a press release announcing the appointment of Dr. Sherrick to the Board. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished herewith pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1*	Press release dated July 29, 2024.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARMLAND PARTNERS INC.

Dated: July 29, 2024	By:	/s/ Luca Fabbri
Luca Fabbri
President & Chief Executive Officer